EXHIBIT 5.5

HARRISON LAW, P.A.

Diane J. Harrison Bar Admissions: Florida and Nevada	6860 Gulfport Blvd. S. No. 162 South Pasadena, Florida 33707 Phone: (941) 723-7564 Fax: (941) 531-4935 HarrisonDJEsq@tampabay.rr.com

August 24, 2007

Board of Directors
Shimoda Marketing, Inc.
5113 Central Avenue
St. Petersburg, FL  33710

Re:

Registration Statement on Form SB-2 of Shimoda Marketing, Inc.

SEC File No. 333-132791

Dear Directors:

You have requested my opinion as counsel for Shimoda Marketing, Inc., (the “Company”), in connection with a Registration Statement on Form SB-2 (the “Registration Statement”) to be filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), as to the legality of the 1,670,000 shares of common stock being offered by selling security holders in a resale offering,  (the “Shares”) par value $0.01 per share, of the Corporation which are being registered in the Registration Statement.

I have made such legal examination and inquiries as I have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

1. Amended and Restated Articles of incorporation;
2. The Company's resolutions of the Board of Directors authorizing the issuance of shares;

3. The laws of the State of Florida and the United States of America; and

4.  Such other documents and matters as we have deemed necessary to render the following opinion.

In rendering my opinion, I have relied upon, with the consent of the Company and its members: (i) the representations of the Company and its members and other representatives as set forth in the aforementioned documents as to factual matters; and (ii) assurances from public officials and from members and other representatives of the Company as I have deemed necessary for purposes of expressing the opinions herein. I have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members and representatives in the foregoing documents and have relied upon such information and representations in expressing my opinion.

Shimoda Marketing, Inc.

August 24, 2007

I have assumed in rendering these opinions that no person or party has taken any action inconsistent with the terms of the above-described documents or prohibited by law.

The opinions set forth herein are based upon existing law and regulations, all of which are subject to change prospectively and retroactively. This opinion letter is limited to the matters expressly stated herein and no opinions are to be implied or inferred beyond said matters.

Based upon the foregoing, it is my opinion that each outstanding share of Common Stock registered in this resale offering when distributed and sold in the manner referred to in the Registration Statement, will be legally issued, fully paid, and non-assessable.

This opinion is being rendered to be effective as of the effective date of the Registration Statement. I hereby consent to the discussion in the Registration Statement of this opinion, the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name therein.

Sincerely,

/s/ Diane J. Harrison
Diane J. Harrison